EXHIBIT 99.2.2

                                                         [LOGO - HONEYWELL]


NEWS RELEASE

Media contacts:
David Gottlieb
Honeywell
516-921-6704, ext. 6460
david.gottlieb@honeywell.com
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Rob Bakshi
Silent Witness Enterprises Ltd.
604-574-1523
rbakshi@silentwitness.com
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               HONEYWELL AND SILENT WITNESS ENTERPRISES LTD.
                     ANNOUNCE MAILING OF TAKEOVER BID


     SYOSSET, N.Y. and SURREY, British Columbia, October 28, 2003 - Honeywell International Inc. (NYSE: HON) and Silent Witness Enterprises Ltd. (NASDAQ: SILW) announced today that Honeywell has mailed its offer to purchase and bid circular to all Silent Witness shareholders in connection with Honeywell's previously announced offer to acquire all of the issued and outstanding common shares of Silent Witness for a cash price of $11.27 CDN per share (the "Offer"). The acquisition of Silent Witness would expand the fast growing CCTV (closed circuit television) segment of Honeywell's security business.

     The Offer is open for acceptance until 4:30 p.m. (Vancouver, British Columbia time), on December 3, 2003, unless withdrawn or extended and is subject to the condition that the number of shares validly tendered to the Offer and not withdrawn constitutes not less than 90% of the Silent Witness common shares. In the event that the Offer is successful and shareholders of Silent Witness tender 90% or more of their common shares, Honeywell intends to acquire the remaining shares pursuant to the provisions of the British Columbia Company Act respecting compulsory acquisitions.

     The Offer price of $11.27 CDN represents a premium of approximately 55% over the closing price for the common shares of Silent Witness on the Toronto Stock Exchange ("TSX") on October 10, 2003 and a premium of approximately 61% over the 10-day average closing price on the TSX prior to the announcement of the Offer.

     As disclosed in Honeywell's takeover bid circular, Honeywell has entered into agreements with Rob Bakshi, the President and Chief Executive Officer of Silent Witness, Mr. Bakshi's wife and Tom Gill, the Chief Operating Officer of Silent Witness, pursuant to which these shareholders have agreed to deposit pursuant to the Offer and not withdraw, except in certain limited circumstances, all of the common shares owned or subsequently acquired by them, directly or indirectly. Such shareholders currently hold 613,190 common shares plus options to purchase an additional 312,500 common shares, representing approximately 11.9% of the issued and outstanding common shares of Silent Witness on a fully-diluted basis.

     Silent Witness has mailed a directors' circular to all Silent Witness shareholders discussing the reasons that Silent Witness' board of directors has unanimously recommended Honeywell's Offer.

     Honeywell has retained RBC Capital Markets to act as Dealer Manager for the transaction. RBC Capital Markets will form and manage a soliciting dealer group to solicit acceptances of the Offer from holders of common shares. Honeywell has also retained Computershare Trust Company of Canada to act as Depositary for the Offer.

     Silent witness, founded in 1986, is a designer and manufacturer of high-performance CCTV cameras, digital and analog storage solutations, digital processing technologies and network-based remote video surveillance. Silent Witness has annual worldwide sales of approximately $56 million CDN and employs approximately 165 people.

     Honeywell International is a diversified technology and manufacturing leader based in Morris Township, N.J. With 2002 revenues of $22 billion, the company serves customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; specialty chemicals; fibers; and electronic and advanced materials. The company's shares are traded on the New York, London, Chicago and Pacific Stock Exchanges. Honeywell is one of the 30 stocks that comprise the Dow Jones Industrial Average; it is also a component of the Standard & Poor's 500 Index. For additional information, please visit www.honeywell.com. Honeywell Security Group is part of Honeywell's Automation and Control Solutions (ACS) group, a global leader in providing product and service solutions that improve efficiency and profitability, support regulatory compliance, and maintain safe, comfortable environments in homes, buildings and industry. For more information about Honeywell ACS, access http://www.acs.honeywell.com/.

     This news release does not constitute an offer to purchase any securities, nor a solicitation of a proxy, consent or authorization for or with respect to a meeting of the shareowners of Silent Witness Enterprises Ltd. or any action in lieu of a meeting. Any offers to purchase or solicitations will be made only pursuant to separate materials in compliance with the requirements of applicable Canadian and U.S. federal and state securities laws.



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     THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AS DEFINED IN SECTION
21E OF THE SECURITIES EXCHANGE ACT OF 1934, INCLUDING STATEMENTS ABOUT FUTURE BUSINESS OPERATIONS, FINANCIAL PERFORMANCE AND MARKET CONDITIONS. SUCH FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES INHERENT IN BUSINESS FORECASTS AS FURTHER DESCRIBED IN OUR FILINGS UNDER THE SECURITIES EXCHANGE ACT.
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